EXECUTION VERSION

Exhibit 10.5

WAIVER, FORBEARANCE AGREEMENT AND

FOURTH AMENDMENT TO CREDIT AGREEMENT

This WAIVER, FORBEARANCE AGREEMENT AND FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of March 2, 2020, is entered into by and among LSC Communications, Inc. (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

RECITALS

A.The Borrower has entered into that certain Credit Agreement, dated as of September 30, 2016, by and among the Borrower, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, Swing Line Lender and as an Issuing Bank, and the other Issuing Banks party thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.

The Obligations of the Borrower under the Credit Agreement have been guaranteed by the Subsidiary Guarantors pursuant to that certain Guarantee Agreement, dated as of September 30, 2016, by and among the Subsidiary Guarantors and Bank of America, N.A., as Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”).

C.

The Loan Parties have informed the Administrative Agent and the Lenders that the Defaults and Events of Default identified on Schedule 1 hereto have occurred and are continuing as of the date hereof (the “Existing Events of Default”).

D.

The Loan Parties have informed the Administrative Agent and the Lenders that the Defaults and Events of Default identified on Schedule 2 hereto may occur after the date hereof (collectively, the “Potential Events of Default”).

E.

The Loan Parties have requested that the Lenders agree to (i) waive the Existing Events of Default, (ii) forbear from directing the Administrative Agent to exercise the rights and remedies available to the Administrative Agent under the Loan Documents and applicable law arising as a result of the Potential Events of Default during the Forbearance Period and (iii) make certain modifications to the Credit Agreement.

F.	The Lenders party hereto have agreed to do so, but only pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Agent Financial Advisor” shall mean FTI Consulting, Inc. or any successor financial advisor retained by or on behalf of the Administrative Agent as its financial advisor to provide advice to the Administrative Agent with respect to the Loan Parties’ financial performance, financial reporting, forecasts and short-term liquidity.

“Forbearance Period” means the period from the Effective Date to (but excluding) the date upon which the Administrative Agent provides written notice to the Borrower, which notice may be effectuated by electronic mail, that a Forbearance Termination Event has occurred.

“Forbearance Termination Event” means the earliest to occur of any of the following: (a) any Event of Default under the Credit Agreement or any other Loan Document other than the Potential Events of Default; (b) any Default under the Credit Agreement or any other Loan Document, other than the Defaults identified on Schedule 2, which shall continue unremedied for a period of ten (10) days after written notice thereof by the Administrative Agent to the Borrower, which notice may be effectuated by electronic mail; (c) the breach by any Loan Party of any covenant or provision of this Agreement; (d) the payment by the Borrower or any other Loan Party of any amounts due under the Secured Notes without a simultaneous and equivalent repayment of principal of the Revolving Loans and a corresponding permanent reduction of the Total Revolving Commitments; (e) the repayment by the Borrower or any other Loan Party of any principal in respect of the Term B Loans without a simultaneous and equivalent repayment of principal of the Revolving Loans and a corresponding permanent reduction of the Total Revolving Commitments; and (f) 12:00 a.m. (Eastern Time) on May 14, 2020.

“Incremental LC Exposure” means, at any time, the amount in Dollars by which the sum of the LC Exposure of all Lenders at such time is greater than $50,757,394.10.

“Notice Event” means the occurrence of any (i) Forbearance Termination Event or (ii) event or circumstance that would reasonably be expected to result in a Forbearance Termination Event.

2.Estoppel.  Each Loan Party hereby acknowledges and agrees that, as of February 25, 2020, (a) the aggregate outstanding principal amount of the Revolving Loans was not less than $249,000,000, (b) the aggregate outstanding principal amount of the Term B Loans was not less than $221,875,000 and (c) the LC Exposure was not less than $50,757,394.10, each of which constitutes a valid and subsisting obligation of the Borrower owed to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.

3.Consent, Acknowledgement and Reaffirmation.

(a)Each Loan Party hereby: (i) acknowledges that the Existing Events of Default and Potential Events of Default have not been previously waived, and that no Default or Event of Default, other than the Existing Events of Default, is being waived pursuant to this Agreement; (ii) reaffirms the covenants and agreements contained in each Loan Document to which such Loan Party is party, including, in each case, as such covenants and agreements may be modified by this Agreement and the transactions contemplated hereby; (iii) reaffirms that each of the Liens created and granted in or pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties is valid and subsisting, and acknowledges and agrees that this Agreement shall in no manner impair or otherwise adversely affect such Liens, except as explicitly set forth herein; and (iv) confirms that each Loan Document to which such Loan Party is a party is and shall continue to be in full force and effect and the same is hereby ratified and confirmed in all respects.

(b)Each Subsidiary Guarantor acknowledges and consents to all of the terms and conditions of this Agreement and agrees that this Agreement and any documents executed in connection herewith do not operate to reduce or discharge such Subsidiary Guarantor’s obligations under the Guarantee Agreement or the other Loan Documents, except as such obligations may be reduced or discharged pursuant to the terms hereof.

4.Waiver of Existing Events of Default.   The Lenders hereby waive the Existing Events of Default; provided, that the foregoing waiver shall not be deemed to modify or affect the obligations of the Loan Parties to comply with each and every obligation, covenant, duty or agreement under the Loan Documents and all other instruments, documents and agreements issued, executed or delivered in connection with the Loan Documents, in each case as amended.  This waiver is a one-time waiver and shall not be construed to be a waiver of, or in any way obligate the Lenders to waive, any other Default or Event of Default that has occurred or that may occur from and after the Effective Date, including without limitation the Potential Events of Default.

5.Forbearance with Respect to Potential Events of Default.

(a)Subject to the terms and conditions set forth herein, the Lenders party hereto shall, during the Forbearance Period, forbear from directing the Administrative Agent to exercise any of the rights and remedies available to the Administrative Agent under the Loan Documents and applicable law, but only to the extent that such rights and remedies arise exclusively as a result of the existence of the Potential Events of Default; provided, however, that such Lenders shall be free to direct the Administrative Agent to exercise any or all of the rights and remedies available to the Administrative Agent arising on account of the Potential Events of Default, or any other Default or Event of Default that may occur or exist, at any time upon or after the occurrence of a Forbearance Termination Event.

(b)Nothing set forth herein or contemplated hereby is intended to constitute an agreement by any Lender to forbear from directing the Administrative Agent to exercise any of the rights or remedies available to the Administrative Agent under the Loan Documents or applicable law (all of which rights and remedies are hereby expressly reserved by the Administrative Agent and the Lenders) upon or after termination of the Forbearance Period.

(c)The Borrower shall provide written notice (which notice may be effectuated by electronic mail) to the Administrative Agent upon the occurrence of any Notice Event as soon as possible, and in any event no more than two (2) days after the occurrence of such Notice Event.  Upon the request of the Administrative Agent, the Borrower shall cause a Responsible Officer of the Borrower to certify to the Administrative Agent that such Responsible Officer of the Borrower has no knowledge of the occurrence of any Notice Event as of the date of such certification.

6.Letters of Credit.  During the Forbearance Period, any Letter of Credit may be renewed, replaced, extended, increased or issued subject to the terms and conditions set forth in the Credit Agreement (other than any condition that cannot be satisfied, or any representation that cannot be made, in each case, solely as a result of the occurrence and continuance of the Potential Events of Default); provided, that prior to any issuance of a new or replacement Letter of Credit or increase of the face amount of any existing Letter of Credit that would cause the LC Exposure of all Lenders to be greater than $50,757,394.10, the Borrower shall (i) deposit in an account with Bank of America, N.A., in the name of the Administrative Agent for the benefit of the Revolving Lenders, an amount in Dollars equal to 102% of the Incremental LC Exposure that would result from the issuance of such new or replacement Letter of Credit and (ii) prepay the Revolving Loans in an aggregate principal amount equal to the Incremental LC Exposure that would result from the issuance of such new or replacement Letter of Credit with a corresponding permanent reduction of the Total Revolving Commitments.

7.Borrowings.  The Lenders shall have no obligation to make any Loan from and after the Effective Date.  Any existing Loan may be converted into, or continued as, a Eurodollar Loan, in each case, subject to the terms and conditions set forth in the Credit Agreement; provided, that each Eurodollar Loan shall have an interest period of one week.

8.Default Rate.  The Loans shall not accrue interest at the default rate of interest set forth in Section 2.10(c) of the Credit Agreement during the Forbearance Period; provided, that from and after the occurrence of any Forbearance Termination Event, any overdue principal or interest shall automatically bear interest at the default rate in accordance with Section 2.10(c) of the Credit Agreement.

9.Amendments to Credit Agreement.  Subject to the conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)The definition of “Asset Sale” in Section 1.01 of the Credit Agreement is amended by replacing the reference in clause (10) thereof to “$10,000,000” with a reference to “$2,000,000”.

(b)The definition of “Net Proceeds” in Section 1.01 of the Credit Agreement is amended by replacing the reference therein to “$5,000,000” with a reference to “$2,000,000”.

10.Prohibitions on Other Actions.  Notwithstanding the waiver and forbearance relief set forth in this Agreement, the Borrower shall not, and shall not permit any Restricted Subsidiary to, take any action that is prohibited under the Credit Agreement or any other Loan Document during the existence of a Default or Event of Default, including without limitation: (a) consummation of any Permitted Acquisition; (b) designation by the Borrower of any Subsidiary as an Unrestricted Subsidiary (or revocation of such designation); (c) requesting any Incremental Term Loan Commitment or Incremental Revolving Commitment; (d) making any Purchase Offer pursuant to Section 2.21(a) of the Credit Agreement; (e) creating, incurring, assuming or otherwise permitting to exist any Permitted Unsecured Indebtedness, Other First Lien Debt or Junior Lien Debt not in existence as of the Effective Date; (f) merging into or consolidating with any other Person, or permitting any other Person to merge into or consolidate with, or selling all or substantially all of the assets or stock of, the Borrower or any Restricted Subsidiary; (g) making any Restricted Payment under Sections 6.05(ix), (x) or (xii) of the Credit Agreement; and (h) making any Investment under Section 6.11(m) of the Credit Agreement; provided, that such prohibitions shall expire on May 15, 2020 if no Default, including without limitation any Potential Event of Default, then exists.  Notwithstanding the foregoing, during the Forbearance Period, the Loan Parties may: (1) consummate any Permitted Asset Sale (as defined below); (2) request renewals, replacements, extensions, increases to and issuances Letters of Credit in accordance with Section 6 hereof; (3) continue or convert any existing Loan as a Eurodollar Loan in accordance with Section 7 hereof; and (4) consummate the transactions listed on Schedule 3 hereto.

11.Maintenance of Deposit Accounts.  The Loan Parties shall maintain their deposit accounts in a manner consistent with the Loan Parties’ customary banking relationships and practices in effect as of the Effective Date.

12.Non-Domestic Subsidiary Cash.  The Loan Parties shall not permit the Subsidiaries of the Borrower that are organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia (each such Subsidiary, a “Non-Domestic Subsidiary”) to hold at any time, in an aggregate amount on a net basis among all Non-Domestic Subsidiaries, cash and Cash Equivalents in amount greater than $25,000,000 for any period of three (3) consecutive Business Days without the written consent of the Administrative Agent at the direction of Lenders constituting the Required Lenders.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make Investments in Non-Domestic Subsidiaries in an aggregate amount on a net basis exceeding $5,000,000 at any time outstanding after the Effective Date.

13.Asset Sales.

(a)The Lenders hereby consent to the Disposition during the Forbearance Period by the Borrower or any of its Restricted Subsidiaries, as applicable, of any parcel of real property identified on Schedule 4 hereto subject to the following conditions: (i) each such Disposition shall be made to an unaffiliated third party pursuant to an arms-length transaction, (ii) the Borrower or the applicable Restricted Subsidiary shall receive consideration at least equal to the Fair Market Value of the real property sold and (iii) at least 75% of the consideration received therefor shall be in the form of cash or Cash Equivalents (each such sale, a “Permitted Asset Sale”).

(b)Notwithstanding anything to the contrary in the Credit Agreement, including without limitation Section 2.08 therein, all cash proceeds (net of reasonable and customary closing expenses) received by the Borrower or any Restricted Subsidiary in connection with a Permitted Asset Sale after the Effective Date shall either be (i) used to prepay the Revolving Loans, immediately upon receipt, in an amount equal to the amount of such cash proceeds with a corresponding permanent reduction of the Total Revolving Commitments or (ii) held in a segregated account maintained with the Administrative Agent in a manner reasonably sufficient to preserve the Administrative Agent’s and the Lenders’ interest in such cash proceeds.

(c)The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale (as defined in the Credit Agreement as amended hereby), other than any Permitted Asset Sale consummated in accordance with clause (a) above, without the prior written consent of Lenders constituting the Required Lenders.

14.Agent Financial Advisor.  The Loan Parties shall cooperate fully with the Agent Financial Advisor, including without limitation, providing the Agent Financial Advisor with reasonable access to the Loan Parties’ facilities, books and records, officers and outside consultants and any information reasonably necessary for the Agent Financial Advisor to perform the services within the scope of its engagement.

15.Cash Flow Forecasts; Periodic Updates.

(a)In addition to all existing reporting requirements under the Loan Documents, the Loan Parties shall deliver to the Administrative Agent, for distribution to the Lenders, commencing on March 6, 2020 and continuing on the last Business Day of every fourth week thereafter, a rolling 13-week forecast of cash flows for the Loan Parties on a consolidated basis as of the last day of the immediately preceding week (a “Cash Flow Forecast”), in form and substance satisfactory to the Administrative Agent, together with, except for the initial Cash Flow Forecast, a weekly variance report identifying any differences between the amounts projected for the immediately preceding week in the Cash Flow Forecast and the actual amounts for such week.

(b)The Loan Parties shall make appropriate representatives of the Loan Parties and their outside consultants, as reasonably requested by the Administrative Agent, available to participate in telephonic conferences with the Administrative Agent, its counsel and advisors and the Lenders for the purpose of providing periodic updates regarding the Loan Parties’ financial performance and short-term liquidity, such telephonic conferences to be held every other week (or more frequently upon reasonable request by the Administrative Agent).

16.Waiver Fee.  The Borrower shall pay a fee (the “Waiver Fee”) to the Administrative Agent, for distribution to the Consenting Lenders (as defined below), in an amount equal to 0.30% of the Aggregate Exposure of the Consenting Lenders as of the Effective Date.  The Waiver Fee shall be fully-earned, non-refundable, due and payable on and as of the Effective Date.  “Consenting Lender” shall mean each Lender that executes and delivers a counterpart of this Agreement to the Administrative Agent before 12:00 p.m. Eastern time on February 28, 2020.

17.Fees and Expenses.  Without in any way limiting the obligations of the Loan Parties under the Loan Documents, including without limitation Section 9.04 of the Credit Agreement, the Loan Parties shall on the Effective Date, and thereafter promptly upon demand therefor, reimburse the Administrative Agent for all of the reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Related Parties in connection with this Agreement, the Credit Agreement and the other Loan Documents (including, without limitation, those of counsel to the Administrative Agent, Moore & Van Allen PLLC, and the Agent Financial Advisor).

18.Conditions Precedent.  This Agreement shall be effective on and as of March 2, 2020 (the “Effective Date”) when, and only when, each of the following conditions shall have been satisfied or waived, in the sole discretion of the Administrative Agent:

(a)The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the Loan Parties and Lenders constituting Required Lenders and Required Revolving Lenders, and acknowledged by the Administrative Agent.

(b)The Administrative Agent shall have received payment of the Waiver Fee for distribution to the Consenting Lenders.

(c)The Administrative Agent shall have received reimbursement from the Loan Parties for all reasonable and documented fees and expenses of the Administrative Agent incurred in connection with this Agreement and the other Loan Documents through the Effective Date, including without limitation the reasonable and documented fees and expenses of counsel to the Administrative Agent and the Agent Financial Advisor.

(d)The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the transactions contemplated by this Agreement and the other Loan Documents to which such Loan Party is a party.

19.Public Disclosure.  On or before the date that is two (2) Business Days after the Effective Date, the Borrower shall disclose this Agreement (including the Existing Events of Default and Potential Events of Default, but excluding any other schedules, annexes or exhibit hereto and any Consenting Lender signatures) in an appropriate public filing with the Securities and Exchange Commission.

20.Representations of the Loan Parties.  Each Loan Party represents and warrants to the Administrative Agent and Lenders as follows:

(a)Such Loan Party has the full power and authority to enter, execute and deliver this Agreement and perform its obligations hereunder, under the Credit Agreement, and under each of the other Loan Documents to which it is party. The execution, delivery and performance by such Loan Party of this Agreement, and the performance by such Loan Party of the Credit Agreement and each other Loan Document to which it is a party, in each case, are within such Loan Party’s powers and (to the extent applicable) have been authorized by all necessary corporate action of such Loan Party.

(b)This Agreement has been duly executed and delivered by such Loan Party and constitutes such Loan Party’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of such Loan Party’s by-laws, operating agreement, partnership agreement, or other organizational or governing documents or (ii) violate, contravene or conflict with any laws applicable to such Loan Party or any of its Subsidiaries.

(d)No material consent or approval of, registration or filing with, or any other action by, any Governmental Authority is required in connection with the execution, delivery or performance by such Loan Party of this Agreement.

(e)After giving effect to this Agreement, (i) the representations and warranties of such Loan Party set forth in Article III of the Credit Agreement (other than the representations and warranties set forth in Section 3.16 (as it relates to the Existing Events of Default) of the Credit Agreement) are true, accurate and complete in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to a Material Adverse Effect) on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true, accurate and complete in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to a Material Adverse Effect) as of such earlier date, and (ii) no Default or Event of Default (other than any Existing Event of Default) exists on and as of the Effective Date.

(f)There exists no Subsidiary of such Loan Party that is required pursuant to the Credit Agreement to become a Subsidiary Guarantor as of the Effective Date.

If any representation and warranty set forth in this Section is incorrect on and as of the date hereof, then such incorrect representation and warranty shall constitute an immediate Forbearance Termination Event without regard to any otherwise applicable notice, cure or grace period.

21.Release.  Each Loan Party hereby releases and forever discharges each the Administrative Agent, the Collateral Agent (as defined in the Guarantee Agreement), each Lender, each Issuing Bank and each of the Administrative Agent’s, the Collateral Agent’s, each Lender’s and each Issuing Bank’s predecessors, successors, assigns and Related Parties, in each case in their capacity as such (each individually a “Released Party”, and collectively, the “Released Parties”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents through the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Loan Party may have or claim to have against any Released Party.

22.No Action, Claims.  Each Loan Party represents, warrants, acknowledges and confirms that, as of the date hereof, it has no knowledge of any action, cause of action, claim, demand, damage or liability of whatever kind or nature, in law or in equity, against any Released Party arising from any action by such Persons, or failure of such Persons to act, under or in connection with any of the Loan Documents.

23.Incorporation of Agreement.  Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect.  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Loan Documents, or constitute a waiver or amendment of any provision of the Loan Documents, except as expressly set forth herein.  The breach of any provision or representation under this Agreement shall constitute an immediate Forbearance Termination Event and this Agreement shall constitute a Loan Document.

24.No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and the obligations hereof shall be binding upon each Loan Party.  No other Person shall have or be entitled to assert rights or benefits under this Agreement, other than non-party Released Parties with respect to Section 21 and Section 22 hereof.

25.Entirety.  This Agreement, the Credit Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.  This Agreement, the Credit Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

26.Counterparts/Telecopy.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by telecopy or other secure electronic format (e.g., “pdf” or “tif”) shall be effective as an original.

27.Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.  The governing law, submission to jurisdiction, waiver of venue, service of process and waiver of jury trial provisions contained in Sections 9.10 and 9.11 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.

28.Further Assurances.  Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

29.Miscellaneous.

(a)Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(b)Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(c)Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Loan Document, the provision contained in this Agreement shall govern and control.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

LSC COMMUNICATIONS, INC.,

as Borrower

By:/s/  Andrew B. Coxhead

Name:Andrew B. Coxhead

Title:Chief Financial Officer; Treasurer

COURIER COMMUNICATIONS LLC,

COURIER KENDALLVILLE, INC.,

COURIER NEW MEDIA, INC.,

CREEL PRINTING, LLC,

DOVER PUBLICATIONS, INC.,

LSC COMMUNICATIONS LOGISTICS, LLC (f/k/a FAIRRINGTON, LLC),

LSC COMMUNICATIONS MM LLC,

LSC COMMUNICATIONS US, LLC,

LSC INTERNATIONAL HOLDINGS, INC.,

NATIONAL PUBLISHING COMPANY,

PUBLISHERS PRESS, LLC, and

QUALITY PARK, LLC

as Loan Parties

By:/s/ Andrew B. Coxhead

Name:Andrew B. Coxhead

Title:Chief Financial Officer; Treasurer

LSC COMMUNICATIONS, INC.

WAIVER, FORBEARANCE AND FOURTH AMENDMENT TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.,

as Administrative Agent

By:/s/ Angela Larkin

Name:Angela Larkin

Title:Vice President

LSC COMMUNICATIONS, INC.

WAIVER, FORBEARANCE AND FOURTH AMENDMENT TO CREDIT AGREEMENT

Schedule 1

Existing Events of Default

(1)

Defaults and Events of Default that have occurred and are continuing under Section 7.01(d) of the Credit Agreement as a result of the Borrower’s failure to comply with the financial covenants set forth in Section 6.10(a) and Section 6.10(b) of the Credit Agreement for the fiscal quarter ended December 31, 2019.

(2)

Defaults and Events of Default that have occurred and are continuing under Section 7.01(d) of the Credit Agreement as a result of the Borrower’s failure to provide notice pursuant to Section 5.02 of the Credit Agreement to the Administrative Agent with respect to the foregoing.

Schedule 2

Potential Events of Default

(1)

Defaults and Events of Default arising under Section 7.01(d) of the Credit Agreement as a result of the Borrower’s potential failure to comply with the financial covenants set forth in Section 6.10(a) and/or Section 6.10(b) of the Credit Agreement for the fiscal quarter ending March 31, 2020.

(2)

Defaults and Events of Default arising under Section 7.01(a) of the Credit Agreement as a result of the Borrower’s potential failure to make the payment of principal due on March 31, 2020 in respect of the Term B Loan as required under Section 2.07(c) of the Credit Agreement.

(3)

Defaults and Events of Default arising under Section 7.01(b) of the Credit Agreement as a result of the Borrower’s potential failure to make payments of interest due during the Forbearance Period in respect of the Term B Loan.

(4)

Defaults and Events of Default arising under Section 7.01(e) of the Credit Agreement as a result of the Borrower’s potential failure to deliver audited financial statements with respect to the fiscal year ended December 31, 2019 without a “going concern” or like qualification or exception as required under Section 5.01(a) of the Credit Agreement.

(5)	Defaults and Event of Default arising as a result of the Borrower’s failure to provide notice with respect to any of the foregoing.